INTERNAL REVENUE SERVICE               DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P.O. BOX 2508
CINCINNATI, OH  45201
                                 EMPLOYER Identification Numbers:
                                      38-0751137
Date:  Jul. 06 1996               File Folder Number:
                                      380006890
LA-Z-BOY CHAIR COMPANY           Person to Contact:
C/O RICHARD I LOEBL, ESO              CHARLES OLLIGES
150 WEST JEFFERSON, SUIT 2500    Contact Telephone Number:
DETROIT, MI  48226                    (513) 684-3866
                                 Plan Name:
                                      MATCHED RETIREMENT
                                      SAVINGS PLAN

                                 Plan Number: 015


Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation.
(See section 1.401-1(b)(3) of the Income Tax
Regulations. We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination letter is applicable for the amendment(s) adopted on March 3, 1995.

     This determination letter is applicable for the plan adopted on October 2, 1989.


     This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

     This plan satisfies the nondiscrimination in amount requirement of section 1.401 (a)(4) - 1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulation.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform
Act of 1986 except as otherwise specified in this letter.

     This plan satisfies the nondiscriminatory current availability requirements of section 1.401 (a)(4) -
4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstration that the plan satisfies the minimum coverage requirements of section
410(b) of the Code.

     This plan qualifies for Extended Reliance described in the last paragraph of Publication 794 under the Caption "Limitations of a Favorable
Determination Letter".

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirement as amended by the Uruguay Round Agreements Act, Pub. L. 103
465.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                     Sincerely Yours,

                                     \s\ C. Ashley Bullard


                                     C. Ashley Bullard
                                     District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
   for Employee Benefit Plans